Philip W. Coolidge
21 Milk Street
Boston, MA  02109




                                                             November 1, 1999


The 59 Wall Street Trust
21 Milk Street
Boston, MA  02109

Ladies and Gentlemen:

       This opinion is being furnished in connection with the filing of post-effective amendment No. 11 to the registration statement on Form N-1A under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended (the "1933 Act"), of The 59 Wall Street Trust, a Massachusetts business trust (the "Trust"). Please be advised that pursuant to Rule 24f-2 under the 1940 Act an indefinite number of Shares of Beneficial Interest (par value $0.001 per share) (the "Shares") of the Trust's series The 59 Wall Street Tax Free Short/Intermediate Fixed Income Fund (the "Fund"), have been registered under the 1933 Act.

         This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts in such Commonwealth. I understand that the foregoing limitation is acceptable to you.

       Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares outstanding and registered under the 1933 Act as of November 1, 1999 are legally issued and are fully paid and nonassessable, except that, as set forth in the Trust's registration statement as currently in effect filed with the Securities and Exchange Commission pursuant to the 1933 Act, shareholders of the Fund may under certain circumstances be held personally liable for the Fund's obligations.

                                                             Very truly yours,


                                                       /s/Philip w. Coolidge
                                                             Philip W. Coolidge

WS5817